Exhibit 3.23

FILED
In the office of the Secretary of State of the State of California

AUG 10 1990

/s/ MARCH FONG EU
MARCH FONG EU, Secretary of State

ARTICLES OF INCORPORATION

OF

ZURNACQ OF CALIFORNIA, INC.

The undersigned hereby executes the following ARTICLES OF INCORPORATION for the purpose of forming a corporation under the General Corporation Law of the State of California:

ONE: The name of the Corporation is:

Zurnacq of California, Inc.

TWO: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of the Corporation’s initial agent for service of process in accordance with subdivision (b) of Section 1502 of the General Corporation Law is:

C T CORPORATION SYSTEM

FOUR: The Corporation is authorized to issue only one class of shares of stock, and the total number of shares which the Corporation is authorized to issue in One Thousand (1,000), $0.01 par value, designated “Common Stock”.

FIVE: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

SIX: The Corporation is authorized to provide indemnification of its agents (as such term is defined in Section 317 of the California General Corporation Law) to the fullest extent permissible under California law.

Dated: August 10, 1990.

/s/ Kaye T. Walsh
Kaye T. Walsh,
Incorporator

0236W

OFFICE OF THE SECRETARY OF STATE